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Exhibit 23.1
Consent of KPMG LLP



The Board of Directors
United Therapeutics Corporation:

The audits referred to in our report dated February 28, 2001, included the related financial statement schedule as of December 31, 2000, and for the year ended December 31, 2000, included in this annual report on Form 10-K of United Therapeutics Corporation. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statements (No. 333-41866, No. 333-40598 and No. 333-93853) on Form S-3 and in the registration statements (No. 333-95419 and No. 333-56922) on Form S-8 of United Therapeutics Corporation of our report dated February 28, 2001, relating to the consolidated balance sheets of United Therapeutics Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of United Therapeutics Corporation.

KPMG LLP

McLean, Virginia
March 30, 2001